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                                                                     Exhibit 99A


                                                  BELLWETHER EXPLORATION COMPANY
[LOGO OF BELLWETHER                                       1331 LAMAR, SUITE 1455
 APPEARS HERE]                                         HOUSTON, TEXAS 77010-3039
                                                                    NEWS RELEASE



FOR IMMEDIATE RELEASE
JANUARY 5, 2000
                                           CONTACT:
                                           ROB BENSH
                                           SR. VICE PRESIDENT - FINANCE
                                           benshr@bellwetherexp.com
                                           (713) 756-7029


              BELLWETHER EXPLORATION ANNOUNCES THE APPOINTMENT OF
                    JUDY LEY ALLEN TO THE BOARD OF DIRECTORS


HOUSTON - Bellwether Exploration Company (NASDAQ: BELW) today announces the appointment of Ms. Judy Ley Allen to the Board of Directors, bringing the current number of directors to seven. Ms. Allen is Co-Manager and Partner of The Fairways at Pole Creek Development, L.L.C., which is engaged in the development of a 27-hole, residential golf course community in Winter Park, Colorado. In addition, she is an asset manager for Allen Investments with significant investments in oil and gas, real estate, timberland and stocks and bonds. Ms. Allen currently serves as a board member of the Federal Reserve Bank of Dallas and on the Advisory Board of Governors for Rice University. Ms. Allen is involved in many civic activities including the Houston Museum of Natural Science Board and the Houston Ballet Foundation Board, where she serves as a Finance Committee member for both organizations. Ms. Allen received her BA from Stanford University and an MBA from Harvard Business School.

"Judy Allen is a wonderful addition to our already talented Board of Directors. I am impressed with the breadth of Judy's experience and education and she will make an excellent addition," said Mr. J.P. Bryan, Chairman and CEO of Bellwether Exploration Company.

Bellwether Exploration Company is an independent oil and gas Company headquartered in Houston, Texas. Bellwether focuses on acquiring and developing oil and gas properties located in West Texas, southeastern New Mexico, the Texas/Louisiana Gulf Coast and Latin America.